UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Sema4 Holdings Corp.
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EXPLANATORY NOTE

This Schedule 14A filing relates to the proposed acquisition of GeneDx, Inc., a New Jersey corporation (“GeneDx”), by Sema4 Holdings Corp. (“Sema4” or the “Company”) pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) between the Company, GeneDx, and the other parties thereto (the transactions contemplated by the Merger Agreement, the “Acquisition”).

The following communication was distributed on February 17, 2022 and is filed herewith:

•Investor conference fireside chat transcript

CHAT TRANSCRIPT

On February 17, 2022, Eric Schadt, Founder and Chief Executive Officer and Isaac Ro, Chief Financial Officer of Sema4 participated in a fireside chat at the BTIG MedTech, Digital Health, Life Science & Diagnostic Tools Conference, during which they discussed the current state of the business, the outlook for 2022, and the recently announced GeneDx acquisition. Below is a transcript.

Company Name: Sema4 Holdings Corp. (SEMA)
Event: BTIG MedTech, Digital Health, Life Science & Diagnostic Tools Conference
Date: February 17, 2022

<<Mark Massaro, Analyst, BTIG>>

Good morning, everyone. Welcome to Day 3 of the BTIG MedTech Diagnostic Tools and Digital Health Conference. My name is Mark Massaro. I'm one of the lead diagnostics and tools analysts at the firm. I'm very pleased today to welcome to Sema4, which is a healthcare intelligence company focusing in diagnostic testing. Joining me today is the company's Chief Executive Officer, Eric Schadt; and the company's Chief Financial Officer, Isaac Ro. Thanks for joining me today guys.

<<Eric Schadt, Founder and Chief Executive Officer>>

Great to be here, Mark.

<<Mark Massaro, Analyst, BTIG>>

Cool. So maybe the topic to azure was the recent acquisition you made, which was relatively large GeneDx. You made it clear that they provide you with a leading portfolio of a rare disease testing and exome sequencing testing. You also got a new, I should say, a co-pilot CEO and Katherine Stueland. In our view, the multiple of you paid for the business was certainly reasonable to me at around 4x revenue. In your view, why was GeneDx is the right asset to acquire and why was last month the right time to do it?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes. Great. Well, first of all, we're super excited to have made that move to acquire GeneDx. We, again, the driver was a company very, very complementary to the genomic testing solutions we offer today, but very synergistic in terms of, again, enabling engagement with patients through their life course. So if you think of the strong hold we have now on women's health and in particular the reproductive health side and GeneDx's domination in the rare disorder and increasing newborn screening side, like it's kind of a natural extension of the women's health journey on into the birth of baby and addressing issues. But again more generally doing screening of using the kind of exome technology they have to be diagnosing and identifying risks out of the gate for every newborn that comes along.

They have domination on that rare disorder side in terms of delivering clinical exomes that's on the order of 70% market share among medical geneticists ordering that test. When you think about our health system playing, being able to deliver those holistic solutions as standard of care into a system, it gives us that full suite of tools from women's health to the newborn screening, drug safety, population health, oncology, like it kind of fills that all out. And they have kind of one of the largest stores of exome centered on the rare disorder – in the rare disorder community, which from our pharma play pharma engagements is a very attractive data asset that we see leveraging with pharma.

<<Mark Massaro, Analyst, BTIG>>

Perfect. That's a good segue. So those 300,000 plus clinical exomes, I believe you're planning to migrate that data over to your platform. And can you just help me think about what needs to be done there? In what ways does this data enrich your database as a whole as you talk to new health systems and biopharma companies?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes. So, first of all, in terms of being able to suck into the Centrellis platform, those assets they have today we think that can be done very rapidly because we, Sema4 built out the capability in working with health systems and others to acquire many millions and millions of patients worth of data and structure those clinical data, make them more useful. And also we're already dealing with genomic information that's kind of on scale on par with what GeneDx has today. So we think it's a matter of few months to kind of pull in structure, get that data integrated into our system.

And again, it all gets at – remember our ultimate aim is this big data resource, better longitudinal patient journeys than anybody in term – which is used to build better and better models for predicting disease risk, addressing disease conditions, matching to therapy. And having this additional data is just going to accelerate kind of the accuracy – the building of the accuracy of those algorithms and providing better insights, certainly on the genomic testing side, that will be unparallel.

<<Mark Massaro, Analyst, BTIG>>

That's perfect. So maybe for you, Isaac, you guys initiated a combined company, 2022 revenue target of $350 million and you guided to moving to positive free cash flow of $33 million by 2025. Can you walk us through some of the underlying growth rate assumptions of standalone Sema4 and GeneDx both this year and beyond? Also legacy Sema4 is quite a bit of testing in women's health and carrier screening. So how do you see these segments growing? And can you speak to dynamics about volume and pricing?

<<Isaac Ro, Chief Financial Officer>>

Sure. And thanks for asking those questions. High level, this is definitely a deal that we're excited about strategically for all the reasons that Eric mentioned, but also I think financially, you touched a little bit upon the growth numbers and then the valuation paid for that. I think that's part of, at least for me, what's also exciting. And so, if we look at it simplistically, the organic growth rate of this company combined should be as a baseline through – 30% for the next three years. And that that's sort of we think a really compelling growth rate in the context of the industry and all that. And so, the components of breaking that down, I think we are on a very strong 20 – high 20s percent growth rate as a standalone. And so, GeneDx growing faster than that together blends more or less to 30.

So we'll talk in a little more detail about the specifics, but the point is that we were both on a steep growth trajectory already and the seal accelerates that, that that's sort of the point. And if we talk specific numbers, we talked about 350 pro forma for the year. Just to clarify, there has been some confusion that number would be as if both companies were combined retroactive to January 1st of this year. Now, we've said the deal will close in Q2. So when the deal closes, we'll prorate that 350 number, but implied within 350 is that our business, Sema4 Standalone would do about 220 plus or minus 5 million. And that GeneDx would do 130. Now, what's really important also to remember is that both sides of the business have been resourced to deliver more than that.

We are very much focused on ensuring that we have all the resources available and required to grow at or better than the rates we're promising, but that's sort of the base case. And then within the GeneDx side, I also want to point out that the earn outs in the transaction contemplate much higher 2022 revenue rates. So yes, if they hit 130, that's our base case, but if they do better than that, that's what they're incentivized for. And so, I think, there is certainly a path for us to deliver again growth rate with a base case of 30% combined with potential for upside merits if things go our way. So that's sort of how we're looking at it. From a product mix standpoint, yes, it is important to remember that we are today as a standalone company largely in the women's health business.

But if we think about the pro forma company, as an example for 2022 revenue, women's health would be less than half of that revenue. And of course the whole exome, whole genome capabilities that we're acquiring will become a substantial new area for us. And then, of course, oncology remains an important area for us to invest behind together, right. So those are sort of the major pieces to the pie. And then I think over the longer term, certainly the intention has been from the very beginning to take all these assets, all these franchises and monetize data. And that's something that I think as we look over, let's say a three to five year period will become a more substantial slice of the revenue pie and very excited about that.

<<Mark Massaro, Analyst, BTIG>>

Terrific. Yes. So you are planning to onboard Katherine Stueland upon close of the merger while we saw another co-CEO structure in the space recently that was for a company that had two materially distinct commercial opportunities. I guess, Eric, how do you expect to split the duties and responsibilities with Katherine? I also noticed in your 8-K that Jamie Coffin, your President and COO resigned for personal reasons recently. What can you say about any hole that Jamie leaves? And do you see Katherine is filling that hole? And meanwhile, are you also conducting a search for a new COO?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes, perfect Mark. And what I'll say is maybe back up a little bit because of what I should have said in terms of the excitement around GeneDx and driving into new areas, very complementary to the driving of increased data and so on. But then there was also Katherine, which I mentioned

– should have mentioned as one of the big attractions as well. Somebody who not just as a hardcore operator in this arena, having helped Sean George builds Invitae into the beast it is today. But also sort of appreciating the vision of where this is going that standardized genomic platform, generating genome scale of data for every test, leveraging high-end informatics to make interpretations like she just is into that vision.

And so will be kind of the perfect partner to help enable me focus on really driving that information side, driving into the health systems, driving uptake, driving into pharma, and kind of demonstrating to all that these assets we're building, the patient engagements to health systems are the pathway to the future where precision medicine is delivered as standard of care and the data and relationships we have will be a big attraction to pharma, while Katherine can focus on the hardcore operations of that diagnostic business, the commercial side.

So it's a very, very natural split, but I think synergistic given we're so fully aligned on that future state. Katherine is definitely going to – Jamie was a great partner, helping us get out of Sinai, scaling this up, decided to move on for personal reasons. But Katherine definitely will come in and head the operational component. We also brought in Tony Prentice recently a known seasoned hardcore clinical lab operations guy to kind of get that machine humming better. So with Katherine they're overseeing overall operations, and then the commercial side we think we have a super solid team in addition to bringing some of that operational excellence that GeneDx has so.

<<Mark Massaro, Analyst, BTIG>>

Terrific. So I saw that you guys called out that Pfizer participated in your recent $200 million private placement financing. What was Pfizer's interest here? And how should we think of them as a potential strategic partner or material customer? And what opportunities or applications or disease areas is Pfizer talking to you about as it relates to your portfolio?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes, so we had – as we went to raise the pipe for this acquisition had been in some discussions with Pfizer prior to that. So I would view Pfizer's participation as kind of a commitment to explore harder ways we can partner. And if you think about what Pfizer's been very public on in terms of where they're going to focus and investment is going to go, it's rare disorders, oncology inflammation and immune and even into the hospital business like how do they get more involved in delivery of standard of care. And you know, again, closing this research clinical divide through accelerated precision medicine. So they have a focus and orientation that's just a thousand percent aligned with Sema4 with our focus on the rare disorder and people say women's health, but remember a big majority of our women's health is reproductive health, which is rare disorder focus. So again, it's a synergistic complementation with GeneDx. Yes, so just kind of generally exploring ways to partner with Pfizer along those different dimensions.

<<Mark Massaro, Analyst, BTIG>>

Excellent. Maybe swinging back to your women's health business. Obviously, your expanded carrier screening is a significant component of your base business, but also non-invasive prenatal testing. So how do you see demand dynamics playing out here given that there are a number of established labs operating here? So how do you win in these segments? What are the key differentiators? And do you see a clear path to providing double-digit growth in these segments, even with players like Natera and others in the market?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yes, absolutely. So you got it right. So expanding carrier screening NIPT, but just note increasingly diseases like breast cancer, ovarian cancer, endometrial cancer, those are reproductive health diseases as well. Women's health diseases, inheritable cancer screening comes into play. So the differentiation really is this, again, more standardized genomic backbone where you're sequencing the patient wants, interpreting them multiple times across – whether it's carrier screening or heritable cancer or even more general polygenic risk scoring as that starts coming into play in terms of a more expanded carrier screening base in that.

So a much more comprehensive holistic offering, more comprehensive on the individual tests like expanded carrier screening, introducing completely novel genomic derived ancestry to compute residual risk and the carrier screening arena.

So just like a lot of differentiation in both the exact tests we offer, but also the constellation of tests, the service model that we provide on engaging patients, remember, we’re engaging patients more directly over 80% of them in that women’s health arena with a onboard in our digital platform with a testing consent very broadly for recontacting, for access to any and all medical information generated on them to partner around their data.

They use apps that we provide to better engage that information, help them manage through the journey. We’re deriving risk scores for complications of pregnancy that are redefining standard of care. We had a number of papers out over the last several months on risk for postpartum hemorrhage of preeclampsia that are redefining what’s possible in assessing those risks and standard of care. So it’s just a very different in my view, differentiated play around the more holistic engagement of physician and patient through that the journey that we're on. And we don’t think we don’t see the competitors anywhere near that.

<<Mark Massaro, Analyst, BTIG>>

Yes. Fair points. And for investors that are listening to this webcast feel free to send me a question for the portal and I’ll do my best to ask the question. All right. So moving on to some of your collaboration agreements, obviously you’re working with Mount Sinai, NorthShore University HealthSystem, AdventHealth, Avera Health which I think collectively serves about 20 million patients. So how many new health systems are you expecting to add in 2022? How many patient lives do you expect to serve maybe by the end of this or the following year?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yeah, I mean, I kind of looking at add that over, like say into 2023, where again the primary aim is not to have more than 10 learning base health systems. So again, the aim was not to drive as many health systems as we could. We think gaining access through fewer than 10 systems having access to 30, maybe as high as 40 million patients of through those systems. But really investing heavily into what does it take to make those systems successful with both their information with the standardized genomics platform, with wiring that in and a more seamless standard of care throughout this system, like that’s what we’re really going to be focused on to derive that precision medicine and precision oncology solution.

And once we figure that out, how to do that more seamlessly and automate and scalable way, then we’re going to be maybe mid to late 2023 and beyond, then we’ll be into scaling that to that kind of solution to as many health systems as we can. And I’ll just say with 20 to 40 million patients worth of data, we have a partnership to look at the identified set of the clinical notes, abstracting from that systematically restructuring those data, giving that system back a data set that’s worth 5x to 10x what it was before all of that processing and being able to put that into routine use in terms of better managing patient risk and treatment solutions and so on.

Like, we just think that’s going to be the solution of the future. It’s that kind of intimate partnership in bringing pharma into that partnership, which helps the system benefit as well as Sema4. We think that’ll be a very compelling solution for all health systems in the country post that.

<<Isaac Ro, Chief Financial Officer>>

Yeah, I totally agree, Mark. I just add, this quality versus quantity conversation, I think is an important one for investors, observers to think about because there are a lot of companies solving for big and what we’re solving for is best. And I think that’s just a different mindset because the world is not yet defined what best is, but we know in our conversations with pharma, that there are a lot of companies with a lot of data.

And what you can do with those data are limited by what you can infer about the patient’s health. I mean, a genomic profile is an abstract piece of information if you don’t have a bunch of other stuff. And that’s what Eric’s talking about. I think that the framework around which how you value that is still being created today by the industry, but I encourage everyone to just try and sketch it out for themselves and think about it like what you could do as a drug company, if you had the ability to look at all this stuff over time.

<<Eric Schadt, Founder and Chief Executive Officer>>

So I like Isaac’s answer.

<<Mark Massaro, Analyst, BTIG>>

So, Eric, I know you have a lot of expertise in genomics among other things, the genetic testing and ambience in mathematics. But I’m curious to ask you about proteomics. So SomaLogic is talking about developing diagnostic tests that can predict in individual’s potential onset of developing cancer leveraging their proprietary proteomics platform. To me this strategy seems synergistic to your goal of developing patient predictive algorithms and practicing true preventive medicine. So in what ways do you think your vision might be similar to that if SomaLogic, what ways do you think they might be different? And do you see any potential opportunity to partner with them in the future?

<<Eric Schadt, Founder and Chief Executive Officer>>

Yeah. So first of all, love what SomaLogic is doing. I view myself as a multi-omic research type scientist at heart. Many of the research activities I’m still involved integrating genomic information with proteomic, with metabolomic, with epigenomic, integrating that with clinical records. Like, so again, if you think about it in terms of what do we need to do to build the most holistic deep profiles of a patient over time, clearly layering and proteins are pretty damn important for understanding of a given individual.

So like we see ourselves and we’ve started giving this more and more thought about how can we pull in strategic partnerships to start expanding the type of profiling, molecular profiling that are being done on patients and in particular and areas like cancer we’re having those kinds of assays like SomaLogic has would be super complementary.

And remember, I’m – as an investigator on CP Tech, which is kind of think of it as a proteomics version of TCGA, pan-cancer profiling consortium driven by the NCI. And what is that proteomics output showing is that genomics alone isn’t enough like you’re not going to get the identification of patients for recruitments into the kinds of trials, because the net isn’t broad enough, but with proteomics it becomes perhaps broad enough.

So yeah, so we view that in the medium to longer term, a core part of what we absolutely need to do and would view kind of strategic partnerships with a company like SomaLogic is a must because you can’t do everything. You got to leverage what others are able to innovate.

<<Mark Massaro, Analyst, BTIG>>

Yes. Fair enough. Isaac, back to you, I think post the close of your expected acquisition timing of GeneDx, you’ll have about $400 million of pro forma cash in your balance sheet. Do you think, walk us through like your M&A funnel. Do you think you may be back looking at things this year could you speak broadly which areas you might contemplate whether it’s something like therapy selection, MRD, rare disease, women’s health and how should we think about potential shareholder dilution of any of these deals going forward?

<<Isaac Ro, Chief Financial Officer>>

Yeah. Great question. So I’ll frame the answer with two statements. One is, we are still a relatively young public company and this is a transformative deal for us. So mission one is make sure a good job closing acquisition and integrating it and doing that well, that’s like kind of table stakes, number one.

Number two is that we’re fortunate as you pointed out to be in a very strong liquidity position on our balance sheet and we want to keep it that way. And so all those factors combined, I would say raises the bar for us to do anything else on M&A. So never say never, but it’s just something where I think we have to be very thoughtful about everything that I went into those two statements. In addition to the fact that you mentioned dilution, I mean, we certainly believe this deal is going to create shareholder value.

We’re excited by that piece for sure. And anything else that we might do with our equity capital or our cash needs to be contemplated very carefully and certainly we’re very attentive to the market environment around us. So, I think really, we’re focused on taking care of GeneDx staying with a strong balance sheet and the good news is yes, we have lots of ambition in oncology. We have from the start said that we want to get bigger there. I think it probably, bears mentioning that there are lots of ways to do that.

And so we are right now contemplating a couple different avenues to say, as we continue to expand the oncology strategy, what’s the best way to do that, given everything we said. And I think there’s a lot of options in front of us, certainly, we have an opportunity to get bigger in therapy selection and MRD and liquid biopsy has gotten a lot of excitement for good reason. It’s a transformative technology. So we are exploring avenues there, but again, all with stewardship and execution in mind.

<<Mark Massaro, Analyst, BTIG>>

Excellent. Now your stock is down from where it was several months ago. But that’s not unique to you. The whole space has gotten unfortunately taken to the cleaners, I guess. What would you say you think is most misunderstood about Sema4 the company and also Sema4 the stock?

<<Isaac Ro, Chief Financial Officer>>

Sure. Well, easier to answer the first piece, right? The stock I got out of the stock picking business as you know. I think, on the misunderstood about our story. Look, as I mentioned earlier, there is today, I think this awakening that data, genomic data, patient data, all that can be extremely powerful and potentially very valuable.

What’s missing is a framework to assess where everyone fits. And we’ve tried to start doing that in our JPMorgan presentation with a very cursory illustration of where we think the world looks today. I think what really drew me to the company was Eric’s vision of again, going in partnership with health systems, who are the primary counterparties that control access to patients, and that we think is unlikely to change anytime soon. Having that relationship gives you the opportunity to access patient data and to process it and work with it and do cool things with it.

And so it’s one thing to do it in a snapshot, and it’s one thing to do it at scale. That’s another thing to do it at scale over time, and then to do it dimensionally across multi-omics and all this stuff. The three dimensional picture is what I think investors, I would encourage to think about, because when you start doing that, you start finding out that not all data sets are created equal. Not all databases are the same, and AI is a cool catch phrase, but how it’s applied, the outputs of that are directly informed by what you put into it.

<<Eric Schadt, Founder and Chief Executive Officer>>

And we look forward Mark to kind of proving this out through the year, like it’s ours to prove to the market through delivering on GeneDx at increased data, the collaboration with the health systems and demonstrating monetization of that through pharma collaboration.

<<Mark Massaro, Analyst, BTIG>>

Terrific. So we have time for one last question and I’ll ask it. So obviously closing and integrating GeneDx has to be probably priority number one. But other than that what would you say are maybe the top three opportunities for Sema4 in 2022?

<<Eric Schadt, Founder and Chief Executive Officer>>

So it’s driving again more rapid penetration into the health systems, better uptake, better engagement around their data, delivering that data back to them. So, number one priority. Number two will be taking that growing asset and partnering, doing transformative scale type deals with pharma to demonstrate the value of that learning based partnership. And then third is clearly is the integration of GeneDx into the mix and kind of filling out that broad portfolio of genomic testing solutions to again drive not just into the health systems, but into the oncology, women’s health, rare disorder and newborn screening areas more generally.

<<Mark Massaro, Analyst, BTIG>>

All right. I know we could go for another half an hour, but we are tasked to keep this to 25 minutes. So guys, thanks so much for your time today and hope you have a great day and we’ll be in touch soon.

<<Eric Schadt, Founder and Chief Executive Officer>>

Awesome and thanks Mark.

<<Isaac Ro, Chief Financial Officer>>

See you. Take care.

Cautionary Statement Regarding Forward Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transactions, including statements regarding the anticipated benefits of the transactions, the anticipated timing of the transactions, expansion plans, projected future results and market opportunities of Sema4. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect the price of Sema4’s securities, (ii) the risk that the transactions may not be completed by the acquisition deadline and the potential failure to obtain an extension of the acquisition deadline if sought by either of the parties, (iii) the failure to satisfy the conditions to the consummation of the transactions, including approval by the stockholders of Sema4 of the issuance of the stock consideration pursuant to the merger agreement, the ratification of the required consent condition, the satisfaction of the pre-closing restructuring conditions and the other conditions specified in the merger agreement, (iii) the inability to complete the private placement financing in connection with the transactions and the fact that Sema4’s obligation to consummate the mergers is not conditioned on the completion of the private placement financing, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vi) the effect of the announcement or pendency of the transactions on Sema4’s or GeneDx’s business relationships, operating results and business generally, (vii) risks that the transactions disrupt current plans and operations of Sema4 or GeneDx and potential difficulties in Sema4 or GeneDx employee retention as a result of the transactions, (viii) the outcome of any legal proceedings that may be instituted against Sema4 or GeneDx related to the merger agreement or the transactions, (ix) the ability to maintain the listing of Sema4’s securities on the Nasdaq Global Select Market, (x) the price of Sema4’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Sema4 and GeneDx operate, variations in operating performance across competitors, and changes in laws and regulations affecting Sema4’s or GeneDx’s business, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the transactions, and identify and realize additional opportunities, (xii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry, and (xiii) the size and growth of the markets in which each of Sema4 and GeneDx operates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Sema4’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) and other documents filed by Sema4 from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Sema4 assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Sema4 gives no assurance that either GeneDx or Sema4 or the combined company will achieve its expectations.

Additional Information and Where to Find It / Non-Solicitation

In connection with the proposed transactions, Sema4 intends to file a proxy statement with the SEC. The proxy statement will be sent to the stockholders of Sema4. Sema4 also will file other documents regarding the proposed transactions with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SEMA4 ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by Sema4 through the website maintained by the SEC at www.sec.gov.

The documents filed by Sema4 with the SEC also may be obtained free of charge at Sema4’s investor relations portion of its website at www.sema4.com or upon written request to Sema4 Holdings Corp., 333 Ludlow Street, North Tower, 8th Floor, Stamford, Connecticut, 06902.

Participants in Solicitation

Sema4 and GeneDx and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Sema4’s stockholders in connection with the proposed transactions. Information about Sema4’s directors and executive officers and their ownership of Sema4’s securities is set forth in Sema4’s filings with the SEC. To the extent that holdings of Sema4’s securities have changed since the amounts printed in Sema4’s Registration Statement on Form S-1 (File No. 333-258467), such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the acquisition will be contained in the proxy statement when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.